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                                                          EX-99.B(j)wraconst

INDEPENDENT AUDITORS' CONSENT


We consent to the use in this Post-Effective Amendment No. 127 to Registration Statement No. 2-21867 on Form N-1A of Waddell & Reed Advisors Funds, Inc. of our report on Waddell & Reed Advisors Accumulative Fund, Waddell & Reed Advisors Core Investment Fund, and Waddell & Reed Advisors Science and Technology Fund dated February 2, 2001 and our report on Waddell & Reed Advisors Bond Fund dated November 3, 2000, (the four mutual funds comprising the Waddell & Reed Advisors Funds, Inc.) appearing in the Statement of Additional Information, which is a part of such Registration Statement and to the reference to us under the caption "Financial Highlights" in such Prospectus, which is also a part of this Registration Statement.



/s/ Deloitte & Touche LLP
---------------------------------
Deloitte & Touche LLP
Kansas City, Missouri
April 23, 2001